EXHIBIT 99.2

Centrus Welcomes Proposed Agreement to Extend the Russian Suspension Agreement

The Russian Suspension Agreement is a trade agreement between the United States and Russia that suspends an antidumping duty investigation of Russian uranium and allows for limited imports, subject to an annual quota.  On September 12, the U.S. Department of Commerce and Rosatom initialed a proposed extension of that agreement through 2040 that is expected to avoid the imposition of new duties on imports from Russia, which would have disrupted the U.S. nuclear fuel market.

The proposed agreement is expected to be good news for America’s nuclear industry. Once signed, it will remove uncertainty, promote domestic nuclear fuel production and preserve diversity of supply for U.S. utilities. The proposed agreement would protect existing supply contracts that U.S. companies - including Centrus - have signed in good faith.  Under the agreement’s terms, Centrus would be permitted to continue imports for the duration of our existing supply contract with our Russian supplier, allowing us to meet the needs of our U.S. customers.

Centrus maintains a diverse base of supply, including our major supply contracts with Russian and French producers as well as other sources.  The revenue generated from those sales supports the investments we are making alongside the US Department of Energy to deploy advanced centrifuge technology that can meet the long-term needs of U.S. utilities and national security.  That includes the demonstration plant we are currently building in Ohio, which will be the first U.S. technology-based facility licensed to produce High-Assay, Low-Enriched Uranium (HALEU) to power the next generation of advanced reactors.

We applaud the dedicated efforts that the Department of Commerce and the other parties involved have put forth in working toward this new agreement.